Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO REPORTS
SECOND QUARTER RESULTS

CRANFORD, NJ, August 9, 2013 – Metalico, Inc. (NYSE MKT: MEA) reported a consolidated net loss of $2.7 million, or $.06 per share, for the second quarter of 2013, compared to net income of $2.9 million or $.06 per share for the same period in the prior year.

The Company posted sales of $130 million for the June 2013 quarter, compared to $148 million for the 2012 second quarter. The current year period was principally impacted by 12% lower ferrous selling prices and 9% lower non-ferrous pricing. Scrap metal unit shipments were little changed versus Q2 of 2012.

Selling, general and administrative expenses decreased, but were more than offset by higher metal costs in the period. The combination of the above resulted in an operating loss of $2 million in the quarter, compared to operating income of $1.6 million in the prior year period.

While Metalico’s Scrap segment continued to underperform, the Company had another strong performance from its Lead Fabricating segment. In the first half of 2013, operating income improved by 62% to $2.6 million, compared to $1.6 million in the first half of 2012.

The Company will host a conference call today at 10:00 a.m. Eastern time to discuss its second quarter results and to provide an update on business developments. The call can be accessed by dialing (800) 446-1671 (toll free) or (847) 413-3362 (toll call), Conference Confirmation Number 35356820. Callers should identify the Metalico Second Quarter results call.

Prior Year’s Second Quarter Comparison

Year-over-year second quarter comparisons reflect lower financial results on flat volumes:

•	Sales fell 14% to $130 million from $148 million.

•	Operating loss was $2.0 million, compared to operating income of $1.6 million.

•	Net loss of $2.7 million was down from net income of $2.9 million.

•	Loss per share of $0.06 compares to earnings per share of $0.06.

•	EBITDA dropped to $2.7 million from $9.8 million.

•	Non-ferrous unit volume shipments increased 1% while ferrous volume fell by 3%.

•	Lead Fabricating segment operating income of $1.4 million is a 5% increase over $1.2 million.

Sequential Comparison to First Quarter of 2013

•	Sales fell 6% to $130 million from $138 million.

•	Operating loss of $2.0 million compared to operating income of $611,000.

•	Net loss widened to $2.7 million from $1.2 million.

•	Loss per share increased to $.06, compared to a loss of $.02.

•	EBITDA dropped to $2.7 million from $5.5 million.

•	Unit volumes shipped fell by 2% for non-ferrous scrap and 5% for ferrous scrap.

•	Lead product shipments increased by 10% to 11.7 million pounds from 10.6 million pounds.

Excluding corporate overhead charges, the Company’s Scrap Metal segment reported an operating loss of $1.4 million in the second quarter compared to operating income of $1.6 million last year. The Company’s Lead Fabricating segment reported revenues of $19.7 million compared to $19.0 million in the prior-year period, a 4% increase.

Commenting on the results for the quarter, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “We are certainly not pleased with the results, which were impacted by lower commodity selling prices across most product lines. But although pricing and margins were down, we are encouraged that unit volumes held up well and we had another solidly profitable performance from the fabricated lead product segment.

“Despite our loss, Metalico is cash-flow neutral on a year to date basis, and we remain focused on improving margins and controlling costs while we work at de-leveraging the balance sheet through the sale of non-core assets and refinancing our debt.”

He added, “Metalico maintains significant liquidity to finance operations and tuck-in acquisitions, as evidenced by the two recently closed transactions we’ve previously announced. We continue to adhere to our longstanding practice of prompt payment terms with all of our metal suppliers and other vendors. Our liquidity has facilitated opportunistic scrap buying in this difficult market. Additionally, we have begun to see improved flows of scrap at our operating facilities.

“It will likely take some time, but metal margins in our industry and for our company will improve,” Agüero said, “and we will participate in that recovery as it occurs.”

Volume Comparisons

Quarterly volume of units sold
			Q2 2013		Q2 2013
	Q2 2013	Q1 2013	Change	Q2 2012	Change

Ferrous (gross tons)	136,200	143,100	-5%	139,800	-3%
Non-Ferrous (pounds)	44,312,000	45,186,000	-2%	43,939,000	1%
Lead (pounds)	11,658,000	10,608,000	10%	12,332,000	-5%

Balance Sheet Summary

As a result of reclassification of the Company’s senior credit facility to short term due to its 2014 potential maturity, Metalico’s reported working capital at June 30, 2013 is $10.6 million versus the first quarter’s $79 million. Availability under the revolving credit facility was at $39 million on August 7, 2013. The Company is optimistic about refinancing its convertible notes this year and extending the credit facility to 2017 under the terms of the governing loan agreement.

Outstanding debt dropped to $123.5 million as of June 30, 2013, from $130.4 million at year-end. The decrease resulted from principal payments and reduced borrowings under the Company’s revolving credit facility.

Shareholders’ equity declined by $2.8 million to $177.7 million as of June 30, 2013, from $180.5 million as of December 31, 2012.
As of June 30, 2013, Metalico had 48,019,478 common shares issued and outstanding.

Business Outlook

Ferrous: Sluggish demand from exporters and an oversupplied domestic shred market have impacted the price gains achieved in July 2013 and are expected to be soft into the fourth quarter.
Steel industry capacity utilization is expected to fluctuate within the 75% — 79% range through year-end, dampened by competition from imported steel products.

Scrap availability, although still under significant competitive pressure, is adequate and appears driven by seasonal upswings in demolition activity, along with more cars being scrapped and replaced by surging new vehicle sales.

Non-Ferrous (Including Aluminum De-ox): Not surprisingly, metal prices for aluminum, copper, nickel and lead have remained under pressure due to lackluster Chinese demand, dampened investor interest, a strong U.S. dollar and, with the exception of the automotive sector, a sluggish overall construction and manufacturing recovery in North America. De-ox demand and pricing is expected to remain unimpressive at levels comparable to those seen during the first half of the year.

The prices of platinum group and minor metals have been trending lower during Q2 and Q3. Based on rising demand for PGM’s from auto manufacturers and a stabilizing minor metal market, the second half of 2013 could show improvement in metal demand and possibly support related commodity prices.

Lead Fabricating: Metalico expects continued steady to slightly improving demand in its markets served and products sold. The supply and pricing of scrap and refined lead is expected to be more than adequate to meet the Company’s raw material requirements for the remainder of the year.

About Metalico
Metalico, Inc. is a holding company with operations in two principal business segments: Ferrous and Non-Ferrous Scrap Metal Recycling, including PGM and Minor Metals Recycling, and Fabrication of Lead-Based Products. The Company operates recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains, and the August 9 conference call may contain, “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the remaining quarters of 2013, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
Revenue	$129,897	$148,213	$267,592	$312,298

Costs and expenses Operating expenses	121,060	134,279	247,056	281,166
Selling, general, and administrative expenses	6,337	8,126	12,940	15,454
Depreciation and amortization	4,459	4,217	8,944	8,192

	131,856	146,622	268,940	304,812

Operating (loss) income	(1,959)	1,591	(1,348)	7,486

Financial and other income (expense)
Interest expense	(2,136)	(2,327)	(4,439)	(4,639)
Gain on settlement......	—	4,558	—	4,558
Equity in loss of unconsolidated investee	(49)	(62)	(120)	(72)
Financial instruments fair value adjustments	—	334	3	182
Other	5	(9)	9	98

	(2,180)	2,494	(4,547)	127

(Loss) income before income taxes	(4,139)	4,085	(5,895)	7,613
(Benefit) provision for federal and state income taxes.	(1,410)	1,150	(1,934)	2,462

Consolidated net (loss) income	$(2,729)	$2,935	$(3,961)	$5,151
Net (income) loss attributable to noncontrolling interest	(3)	—	50	-

Net (loss) income attributable to Metalico, Inc.	$(2,732)	$2,935	$(3,911)	$5,151

Diluted (loss) earnings per common share	$(0.06)	$0.06	$(0.08)	$0.11

Diluted Weighted Average Common Shares Outstanding:	47,937,871	47,557,918	47,846,120	47,526,649

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	June 30,	December 31,
	2013	2012
Assets:

Current Assets	$145,119	$150,496
Property & Equipment, net	100,111	101,580
Intangible and Other Assets	97,970	99,902

Total Assets	$343,200	$351,978

Liabilities & Stockholders’ Equity:

Current Liabilities	$134,480	$39,925
Debt & Other Long-Term Liabilities	29,927	130,378

Total Liabilities	164,407	170,303
Total Metalico, Inc. and Subsidiaries Equity	177,677	180,509
Noncontrolling interest	1,116	1,166

Total Liabilities & Equity	$343,200	$351,978

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, other non-cash gains, income taxes, other expense, equity in loss of unconsolidated investee, depreciation and amortization, financial instruments fair value adjustments and noncontrolling interest. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months
	June 30,	June 30,	June 30,	Ended
			2013	June 30,
	2013	2012		2012
		(UNAUDITED)
		($ thousands)
EBITDA	$2,742	$9,770	$8,231	$20,057
Less:
Interest expense	2,136	2,327	4,439	4,639
Equity in loss of unconsolidated investee	49	62	120	72
Non-cash portion of settlement gain	-	(1,017)	-	(1,017)
Stock-based compensation	244	421	585	838
Provision for federal and state income taxes	(1,410)	1,150	(1,934)	2,462
Depreciation and amortization	4,460	4,217	8,944	8,192
Financial instruments fair value adjustments	-	(334)	(3)	(182)
Noncontrolling interest	(3)	-	50	-
Other	(5)	9	(9)	(98)

Net (loss) income	$(2,729)	$2,935	$(3,911)	$5,151

The Company disclosed segment operating income excluding corporate overhead charges for the quarters ended June 30, 2013 and 2012. Set forth below is the reconciliation from segment operating income, excluding corporate overhead, to segment operating income as reported:

Segment Reporting
($ in thousands)

Quarter Ended June 30, 2013

		Scrap Metal		Corporate
	Consolidated	Recycling	Lead Fabrication	and Other
Operating income before Corporate overhead	($1,959)	$(1,409)	$1,411	$(1,961)
less: Corporate overhead	-	(1,890)	(165)	2,055

Segment operating income	($1,959)	$(3,299)	$1,246	$ 94

Quarter Ended June 30, 2012

		Scrap Metal		Corporate
	Consolidated	Recycling	Lead Fabrication	and Other
Operating income before Corporate overhead	$1,591	$ 1,576	$1,240	$(1,225)
less: Corporate overhead	-	(1,725)	(165)	1,890

Segment operating income	$1,591	$ (149)	$1,075	$ 665